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                                                                    EXHIBIT 10.4

                                    AGREEMENT


     THIS AGREEMENT made and entered into this 16th day of May, 1988, at Milwaukee, Wisconsin, by and between MUTUAL SAVINGS AND LOAN ASSOCIATION OF WISCONSIN, hereinafter referred to as the Association, and MICHAEL T. CROWLEY, hereinafter referred to as Crowley.

     WHEREAS, Crowley has served the Association as a valued employee and officer for many years and is continuing to serve the Association; and

     WHEREAS, Crowley and the Association entered into an Agreement dated October 9, 1967 pursuant to which Crowley agreed to continue providing full-time services to the Association in consideration for the Association's promise of payment of monthly income after his termination of employment; and

     WHEREAS, the payments to be made under the Agreement were based upon payments which wold be made to the Association under an insurance contract, Mutual of New York Policy 9332631 (the "Mutual Policy"), which it purchased at the time it entered into the Agreement; and

     WHEREAS, the Association, by assignment to Manufacturer's Life Insurance Company, has surrendered the Mutual Policy and used its proceeds to acquire a new policy from the Manufacturer's Life Insurance Company which policy was issued on September 16, 1983 as Certificate No. 3,670,650-5 (the "Manufacturer's Policy"); and

     WHEREAS, Crowley and the Association desire to amend and restate the original Agreement to reflect the benefits available to the Association under the Manufacturer's Policy;

     NOW, THEREFORE, in consideration of the mutual promises of the Association and Crowley, as herein expressed, it is agreed as follows:

     1. Crowley will continue in the full-time employ of the Association, however, Crowley is not obligated by this Agreement to remain in (nor is the Association obligated to retain him in) such employment for any specified period of time.

     2. Crowley will be paid for his services, in addition to his current salary, deferred compensation after his retirement or death, in such amounts and subject to such conditions as hereinafter expressed. The amounts to be paid to Crowley hereunder (and in certain circumstances to his beneficiaries hereunder) will be identical in amount to the amounts payable to the Association under the Manufacturer's Policy. All proceeds under the Manufacturer's Policy shall be payable to the Association and all incidents of ownership in such policy are to be solely vested in the Association, and it shall pay all premiums currently due

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          thereon. Neither Crowley nor his beneficiaries named herein nor any legal representative, shall at any time, acquire any right, title or interest in and to such policy, its proceeds or any other funds or assets of the Association.

     3. (a) Crowley may retire from the active full-time employment of the Association as of the 1st day of any month and, commencing with the date of actual retirement, the Association will pay him a life income in monthly installments with 240 months certain. Such monthly amounts shall be equal to the monthly amounts payable to the Association under the Manufacturer's Policy if it were to exercise the settlement option under the policy for monthly life income with a 240 month period certain with payments to commence as of the date of Crowley's retirement.

          (b) In the event that Crowley dies before expiration of 240 months following retirement, the monthly payments for that 240 month period described in paragraph 3(a) that may be remaining, in the same amounts as would have been payable to Crowley, shall be then paid to his wife, Alice.

          (c) In the event that Crowley dies prior to retirement, the Association will pay his wife, Alice, 240 monthly installments beginning the 1st day of the month following his death equal to the monthly amounts payable to the Association commencing at the same time under the Manufacturer's Policy if the Association were to elect a 240 month certain payment option as the form of payment to be made to it under the policy in the event of Crowley's death prior to retirement.

          (d) In the event that Alice Crowley should die before receiving the remainder of the 240 monthly installments described under whichever of paragraph (b) or (c) above is applicable, the remaining monthly payments shall then be paid in equal shares to the children of Crowley, namely, Margaret Mary and Michael T. Crowley, Jr., or to the survivor of them unless he or she has issue that survive him or her, in which case his or her share shall vest in his or her surviving issue, per stirpes.

     4. (a) At the request of Crowley, the Board of Directors of the Association may, in its absolute discretion, taking into account such factors as the Board considers relevant, including tax consequences or other business concerns relevant to the Association, in lieu of the payment to be provided under paragraph 3(a), provide a different form of payment to Crowley. The optional form of payment which the Board of Directors may, in its discretion, determine to make available in lieu of the form of payment described in paragraph 3(a) shall be selected from options available to the Association under the Manufacturer's Policy. The time and amount of payments payable to Crowley under this paragraph 4(a) would be the same as the time and amount of payments under the Manufacturer's Policy under

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          the option actually selected by the Association at Crowley's request pursuant to this paragraph 4(a).

          (b) In the event of Crowley's retirement and commencement of receipt of payments under a payment option selected under paragraph 4(a) above, the payment, if any, to Alice Crowley upon his death depends upon whether the payment option selected under paragraph 4(a) above provides for a payment or payments following the death of Crowley. For example, if Crowley were to request and the Board were to approve a lump sum distribution under paragraph 4(a), then, upon Crowley's death, nothing would be payable to Alice Crowley. In the event that the payment option selected under paragraph 4(a) above does provide for a continuing payment to Alice Crowley, whether upon her death any payments would continue to Margaret Mary and/or Michael T. Crowley, Jr., or their issue as described in paragraph 3(d) would depend on whether the payment option selected under paragraph 4(a) above provides for continuing payments upon the death of Alice Crowley. For example, if the option requested by Crowley and approved by the Board were a joint and survivor annuity form of payment based upon Crowley's life and the life of Alice Crowley, following the death of both Crowley and Alice Crowley, nothing would be payable to Margaret Mary or Michael T. Crowley, Jr. or their issue. The time and amount of payments, if any, under this paragraph 4(b) would be the same as the payments to the Association under the Manufacturer's Policy under the settlement option selected under paragraph 4(a) above in the event of the death of Crowley (and, following his death, the death of Alice Crowley).

          (c) In the event of Crowley's death prior to retirement and upon the request of Alice Crowley, the Board of Directors of the Association, in its absolute discretion, taking into account such factors as it deems relevant, including tax consequences and business concerns relevant to the Association, may provide a different form of payment to Alice Crowley in lieu of the 240 monthly installment payments described in paragraph 3(c) above. The form of such payments to be provided shall be selected by the Board of Directors from one of the other payment options available under the Manufacturer's Policy in the circumstance of Crowley's death prior to retirement. The time and amount of payments under the paragraph 4(c) to Alice Crowley would be the same as the payments to the Association under the Manufacturer's Policy under the settlement option selected by the Board at Alice Crowley's request pursuant to this paragraph 4(c). In the event under the option selected by Alice Crowley continuing payments remain due after her death, such payments shall be continued in equal shares to Margaret Mary and Michael T. Crowley, Jr., or to the survivor of them unless he or she has issue that survives him or her, in which case, his or her share shall vest in his or her surviving issue, per stirpes; the time and amount of payments to such persons would be the same as the payments, if any, to the Association under the

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          Manufacturer's Policy under the settlement option selected by the
          Board pursuant to this paragraph 4(c) upon the death of Alice Crowley.

     5. In the event that both Crowley and Alice Crowley die prior to commencement of payments to either of them, the Association shall pay a single lump sum to be divided in equal shares to Margaret Mary and Michael T. Crowley, Jr. or to the survivor of them unless he or she has issue that survive him or her, in which case, his or her share shall vest in his or her surviving issue, per stirpes. The amount of the payment to be so divided shall be equal to what the Association would receive in a single lump sum under the Manufacturer's Policy as a result of the death of both Crowley and Alice Crowley prior to commencement of payments to either of them.

     6. Crowley, during such period as he receives payments from the Association, shall not render services to or permit the use of his name by any other savings and loan association or other business engaged in a similar line of business as the Association or in competition with it.

          Crowley shall, during such period while receiving payments, be reasonably available for consultation by the Association's management and personnel which shall be in addition to any service, counsel and advice he may render to the Association as a member of its Board of Directors.

          In the event that Crowley fails to comply with the provisions hereof and this breach shall continue for a period of 30 days after notice in writing to cease or desist from the competition restricted above or to provide the consulting services as herein required, then the Association may suspend in whole or in part, one or more of his payments or discontinue them in their entirety, and the amount of any and all payments thus suspended or discontinued shall be forfeited. However, it shall not be considered a breach or violation of this Agreement if Crowley's failure to provide the consulting services, is due to reasons of health, including physical or mental infirmity, or if compliance with such condition would subject him to more than nominal expenses or loss of income.

     7. Nothing in this Agreement shall prevent Crowley from receiving any monies that may be due him under any pension or other incentive plan of the Association now in effect or which may be hereafter adopted, nor any fees or reimbursement for his expenses that may be paid to him while serving as a member of the Board of Directors of the Association.

     8. Neither Crowley nor his legal representative, wife or any other beneficiary shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are

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          expressly declared to be non-assignable and non-transferable, and in the event of any attempted assignment or transfer, the Association shall have no further liability hereunder.

     9. This Agreement amends, restates and replaces the prior Agreement made between Crowley and the Association on October 9, 1967.

     10. During the lifetime of Crowley, this Agreement may be amended or revoked at any time or times, in whole or in party, by the mutual written agreement of Crowley and the Association.

     This Agreement shall be binding upon the parties hereto, their heirs, legal representatives or successors

     This Agreement executed in duplicate by Crowley and the Association on the date first above written



                                        MUTUAL SAVINGS AND LOAN
                                        ASSOCIATION OF WISCONSIN

(Corporate Seal)


                                        By:   /s/ Eugene H. Maurer
                                           -------------------------------------

                                        Title:   Sr. Vice President/Finance
                                              ----------------------------------

                                        Attest:   /s/ Kenneth Zyperman
                                               ---------------------------------

                                        Title:   Secretary
                                              ----------------------------------


                                         /s/ Michael T. Crowley
                                        ----------------------------------------
                                        Michael T. Crowley








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